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                                                                   EXHIBIT 10.15

December 27, 2003

JoMei Chang
Vitria Technologies, Inc.
945 Stewart Street
Sunnyvale, CA 94085

Dear JoMei:

We appreciate your long service as a founder, executive, and employee of Vitria Technology, Inc. (the "Company"). This letter sets forth the substance of the separation agreement (the "Agreement") that the Company is offering to you.

         1. RESIGNATION. You hereby resign, and the Company hereby accepts your resignation, from any and all employment positions that you currently hold with the Company, effective as of December 31, 2003 (the "Separation Date").

         2. CHAIRMAN POSITION. Notwithstanding your resignation of employment, you will continue to serve as Chairman of the Company's Board of Directors (the "Board"), serving at the discretion of the Board of Directors. In your role as Chairman, you will not have any operational or management responsibilities on behalf of the Company. Your duties as Chairman will consist of presiding over Board and shareholder meetings, such other duties as are consistent with the Company's Bylaws, and such other duties as may be designated to you from time to time by the Board. You also agree that you will have no access to, or involvement in, the Company's decisions and actions concerning its agreements, relationship or other activities involving ChiLin LLC ("ChiLin"), any related entity, or any other entity for which you are an officer or director, and that you will recuse yourself from any discussions or decisions involving ChiLin or such other entities. Nothing in this Agreement shall affect your rights, duties and responsibilities as a director of the Company.

         3. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

         4. SEVERANCE PAYMENTS. Although the Company has no obligation to do so, if you sign this Agreement and allow the release contained herein to become effective, then the Company will make a one-time, lump sum severance payment to you in an amount equal to $328,125, which was the amount of your annual salary while you served as Chief Executive Officer. This severance payment will be subject to standard payroll deductions and withholdings and will be paid by the Company within ten (10) days after the Effective Date (as defined in paragraph 18).

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         5.       STOCK.

                  (A) 2003 OPTION. On August 26, 2003, you were granted an option to purchase 50,000 shares of stock (the "First Option") and an option to purchase 250,000 shares of stock (the "Second Option"). On the Separation Date, the Company will accelerate the vesting of the First Option and Second Option such that a total of 50,000 shares subject to the First Option and 225,000 shares subject to the Second Option will each become vested and immediately exercisable. In addition, the vesting terms of the Second Option shall be modified to provide that so long as you continue to serve as a member of the Company's Board of Directors, the Second Option will continue to vest at the rate of 695 shares per month for an additional 36 months. Except as provided herein, the First Option and Second Option will continue to be governed in all respects by the terms of the applicable stock option plan documents and the stock option agreement between you and the Company.

                  (B) OTHER OPTIONS. During your employment, you were also granted the following options: (1) an option to purchase 375,000 shares on July 12, 1999 (of which 331,250 shares are currently vested); (2) an option to purchase 50,000 shares on July 12, 1999 (of which 44,166 shares are currently vested); (3) an option to purchase 300,000 shares on November 5, 2001 (of which 143,750 shares are currently vested); and (4) an option to purchase 250 shares on June 7, 2002 (of which 250 shares are currently vested) (collectively, the "Additional Options"). On the Separation Date, the Company will accelerate the vesting of all of the Additional Options such that all of the unvested shares subject to the Additional Options will each become vested and immediately exercisable. Your rights to exercise any of the shares subject to the Additional Options will be as provided in the applicable stock option agreement and stock option plan documents, which provide that such options continue to be exercisable so long as you are a member of the Board of Directors. Other than the First Option, the Second Option and the Additional Options, you agree you have no other options or other rights to purchase capital stock of the Company. Each of the option share amounts in this paragraph 5 reflect the 4:1 reverse stock split effective in 2003.

                  (c) Consistent with the Company's stock option plans, the Company confirms that the period during which you remain a director of the Company will be considered a continuation of "employment" for purposes of exercising all stock options.

         6. HEALTH INSURANCE. The Company will provide you with your existing group health insurance coverage, at the Company's expense, for a period of one year following the Separation Date. Thereafter, to the extent provided by federal COBRA law and the Company's current group health insurance policies, you are eligible to continue your current health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance.

         7. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date (including an bonus or pro rata portion of a bonus), in your capacity as an employee of the Company, with the sole exception of any benefit the right to which has vested (or will become vested as set forth herein) under the express terms of a Company benefit plan document or any benefit that you receive in connection with your service

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as a director of the Company. In particular, but without limitation, following the Separation Date, the Company will no longer pay for an automobile for your use and you will no longer have an office, assistant or access to other Company resources, other than as provided to other members of the Board of Directors.. You will be entitled to continued access to your Vitria email account for a transition period from the Separation Date through March 31, 2004; provided that during such period such email account shall only be used for matters related to your activities as Chairman and as a director and for directing persons to a new email address for your other activities.

         8. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days of the Effective Date, you will submit a documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You will also be reimbursed pursuant to the Company's regular business practice for any business expenses (including travel expenses) incurred by you following the Separation Date in connection with business projects as to which the Company requests your assistance.

         9. PROPRIETARY INFORMATION. You hereby acknowledge your continuing obligation not to use or disclose any of the Company's confidential or proprietary information without the Company's express authorization.

         10. RETURN OF COMPANY PROPERTY. By the Effective Date, to the extent specifically requested by the Company, you agree to return to the Company documents and other Company property. You are entitled to retain any Company property and documents necessary for you to fulfill your obligations to the Company as a member of the Board. You will be afforded a period of 30 days from the Separation Date to remove your personal items from the Company's offices.

         11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose terms of this Agreement as deemed necessary in its judgment in accordance with required or appropriate corporate reporting and disclosure guidelines, after consultation with you as to the nature of any such disclosure; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee other than your immediate family.

         12. INDEMNIFICATION. Nothing herein is intended to reduce or affect any rights to indemnification that you may have pursuant to your indemnification agreement with the Company dated as of July 20, 1999, the Company's Certificate of Incorporation and Bylaws, or by law.

         13. NONDISPARAGEMENT. Both you and the Company (through its directors and officers) agree not to disparage the other party, and the other party's officers, directors,

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employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process or pursuant to applicable regulatory (e.g., SEC, NASD) obligations.

         14. COMPANY RELEASE. In exchange for the benefits received hereunder by the Company to which the Company would not otherwise be entitled, the Company and its predecessors, successors, parent and subsidiary entities, affiliates and assigns hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims.

         15. EMPLOYEE RELEASE. In exchange for the severance benefits set forth in section 4 and other benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to:
(1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company;
(3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), or the California Fair Employment and Housing Act (as amended).

         16. EXCEPTIONS. The foregoing releases by you and the Company shall not apply to claims that may arise out of or are in any way related to events, acts, conduct, or omissions that occur subsequent to the date of this Agreement, even to the extent that such events, acts, conduct, or omissions are a continuation of or relate to events, acts, conduct, or omissions that occurred prior to the date of this Agreement and thus are subject to the foregoing release. Furthermore, the foregoing releases by you and the Company shall not apply to claims arising out of or relating to breaches of this Agreement.

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         17.      WAIVER OF UNKNOWN CLAIMS. Except as to claims which have not been released by the Company as provided herein, the Company and you expressly waive and relinquish all rights and benefits under California Civil Code section 1542, which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Except as to claims which have not been released by the Company as provided herein, the Company and you expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of claims herein, including but not limited to the release of any unknown or unsuspected claims the Company or you may have against the other.

         18. ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company ("Effective Date").

         19. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

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I wish you the best in your future endeavors.

Sincerely,

VITRIA TECHNOLOGY, INC.

By: /s/ Jeffrey J. Bairstow
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Title: Chief Financial Officer

AGREED:

   /s/ JoMei Chang
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JoMei Chang